                                                      REGISTRATION NO. 333-08479


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             --------------------

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                           REPUBLIC INDUSTRIES, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  200 East Las Olas Blvd., Suite 1400
         Delaware                   Fort Lauderdale, Florida 33301                  73-1105145
     (State or other                        (954) 627-6000                       (I.R.S. Employer
      jurisdiction of              (Address, including zip code, and              Identification
     incorporation or              telephone number, including area                    No.)
       organization)                code of registrant's principal
                                          executive offices)

                 --------------------------------------------

                              RICHARD L. HANDLEY
                            Senior Vice President
                          Republic Industries, Inc.
                     200 East Las Olas Blvd., Suite 1400
                        Ft. Lauderdale, Florida  33301
                                (954) 627-6000
          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.


        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                      Registration Statement File No. 333-08479

PROSPECTUS
                               4,616,530 SHARES

                       [REPUBLIC INDUSTRIES, INC. LOGO]

                                  COMMON STOCK

     This Prospectus relates to an aggregate of 4,616,530 shares (the
"Shares") of common stock, par value $.01 per share ("Common Stock"), of Republic Industries, Inc., a Delaware corporation (the "Company"), which may be offered (the "Offering") for sale by persons (the "Selling Stockholders") who have acquired such shares in certain private placement transactions and acquisitions of businesses by the Company not involving a public offering. The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Stockholders in order to permit the public sale or other distribution of the Shares.

     The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders or their pledgees through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus also may be used, with the Company's prior consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Selling Stockholders" and "Plan of Distribution."


     The Common Stock is traded on The Nasdaq Stock Market -- National Market ("Nasdaq") under the symbol "RWIN." On September 30, 1996, the last reported sales price for the Common Stock as reported by Nasdaq was $29.00 per share.

     Prospective investors should carefully consider the matters set forth under the caption "Risk Factors" located on page 5 of this Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.



                            October ___, 1996

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Available Information.................................................................    2
The Company...........................................................................    3
Risk Factors..........................................................................    3
Use of Proceeds.......................................................................    9
Selling Stockholders..................................................................    9
Plan of Distribution..................................................................    9
Description of Capital Stock..........................................................   10
Legal Matters and Experts.............................................................   11
Incorporation of Certain Documents by Reference.......................................   12

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a site on the
World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The Common Stock is traded on Nasdaq. Information filed by the Company with Nasdaq may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of Nasdaq referred to above.

                                  THE COMPANY

GENERAL

     The Company is a holding company with major business segments in integrated solid waste collection, disposal and recycling services, electronic security services for commercial and residential use, and vehicle retailing and related businesses. As of June 30, 1996,the Company owned or operated 15 solid waste landfills and provides collection service to over 1,200,000 residential, commercial and industrial customers, and provides related environmental services. The Company provides security monitoring services to over 194,000 businesses and residences, predominately in Florida, Colorado, Illinois and Maryland. The Company recently completed the acquisition of CarChoice, Inc. ("CarChoice"), a developer and operator of used car superstores. The Company's strategy is to grow aggressively as a diversified company through internal growth and by acquiring and integrating additional solid waste collection, disposal and recycling businesses, electronic security services businesses and automotive businesses, as well as by acquiring and expanding businesses in other industries.



     The Company has three significant pending acquisitions of other companies:
AutoNation Incorporated ("AutoNation"), a privately-owned company that is developing a chain of vehicle retailing megastores, Addington Resources, Inc. ("Addington"), a company primarily engaged in the solid waste services industry and Continental Waste Industries, Inc. ("Continental"), a company primarily engaged in the solid waste services industry (collectively, the "Pending Republic Acquisitions"). An aggregate of approximately 43.6 million shares of Common Stock would be issued in connection with the Pending Republic Acquisitions, which are expected to be consummated in the fourth quarter of 1996. The Company anticipates reserving an additional aggregate of approximately
1.6 million shares of Common Stock issuable upon future exercises of warrants and options to be assumed in the Pending Republic Acquisitions. The AutoNation transaction is subject to the approval of the Company's stockholders, the Addington transaction is subject to approval of Addington stockholders and the Continental transaction is subject to approval of Continental stockholders. Each of the Pending Republic Acquisitions is subject to other customary closing conditions, including receipt of regulatory approvals.


     In November 1995, the Company changed its name to Republic Industries, Inc. from Republic Waste Industries, Inc. The Common Stock is traded on Nasdaq under the trading symbol "RWIN." The Company's principal executive offices are located at 200 East Las Olas Boulevard, Suite 1400, Ft. Lauderdale, Florida 33301, and its telephone number is (954) 627-6000.


RECENT DEVELOPMENTS



     Pending Acquisition of AutoNation. In May 1996, the Company entered into a merger agreement (the "AutoNation Agreement") with RI/ANI Merger Corp., a Florida corporation and wholly-owned subsidiary of the Company, AutoNation, H. Wayne Huizenga, Steven R. Berrard and JM Family Enterprises, Inc., a Delaware corporation ("JMFE"), which provides for the acquisition of AutoNation by the Company in a merger transaction (the "AutoNation Merger"). AutoNation is a privately-owned company developing a chain of vehicle retailing megastores. The AutoNation Agreement provides that the Company will issue 17,467,248 shares of Common Stock in exchange for all of the outstanding shares of common stock of AutoNation. In addition, the Company will reserve an additional 480,372 shares of Common Stock issuable in the future upon the exercise of outstanding stock options of AutoNation. Concurrent with the execution of the AutoNation Agreement, the Company and AutoNation also entered into a loan agreement pursuant to which the Company is providing AutoNation a line of credit until the closing of the AutoNation Merger. As of September 30, 1996, the Company had advanced approximately $113 million to AutoNation under such line of credit.
The AutoNation Merger will be accounted for using the purchase method of accounting and is intended to be tax-free to AutoNation shareholders. Consummation of the AutoNation Merger, which is expected to close in the fourth quarter of 1996, is subject to approval by the Company's stockholders and other customary closing conditions, including receipt of regulatory approval.



     In the event that the AutoNation acquisition by the Company is consummated, the following changes in the Company's management are anticipated. It is anticipated that Steven R. Berrard, Chief Executive Officer of AutoNation, will be named President and Chief Operating Officer of the Company and will be appointed to the Board of Directors of the Company, while remaining in his capacity of Chief Executive Officer of AutoNation. Harris W. Hudson, currently President of the Company, is expected to be elevated to the office of Vice Chairman of the Company; Mr. Hudson will continue to handle his present responsibilities with respect to the Company's existing operations. Lawrence S. Rich, a director of AutoNation, is also expected to be appointed to the Board of Directors of the Company following consummation of the AutoNation acquisition.

     Except as described herein, it is expected that all of the Company's other directors and executive officers as of the date hereof will remain in their positions following the Pending Republic Acquisitions.



     Pending Acquisition of Addington. In June 1996, the Company entered into a definitive merger agreement (the "Addington Merger Agreement") with Addington. Addington is a solid waste services company. The Addington Merger Agreement provides that each share of common stock of Addington will be exchanged in a merger transaction (the "Addington Merger"), on a tax-free basis, for 0.9 of a share of Common Stock. It is contemplated that an aggregate of approximately 14,014,651 shares of Common Stock will be issued in connection with the Addington Merger. Republic anticipates reserving approximately 362,700 additional shares of Common Stock issuable in the future upon the exercise of outstanding stock options of Addington. Consummation of the Addington Merger, which will be accounted for as a pooling of interests business combination, is subject to approval by Addington's stockholders and other customary closing conditions, including receipt of regulatory approval. Certain stockholders of Addington, representing approximately 45% of Addington's outstanding common stock, have granted irrevocable proxies to Republic to vote their shares in favor of the transaction, which is expected to close during the fourth quarter of 1996.



     Pending Acquisition of Continental. In June 1996, the Company entered into a definitive merger agreement (the "Continental Merger Agreement") with Continental. Continental is a solid waste services company. The Continental Merger Agreement provides that each share of common stock of Continental will be exchanged in a merger transaction (the "Continental Merger"), on a tax-free basis, for 0.8 of a share of Common Stock. It is contemplated that an aggregate of approximately 11,395,000 shares of Common Stock will be issued in connection with the Continental Merger. The Company anticipates reserving an additional 726,000 shares of Common Stock issuable in the future upon the exercise of outstanding options and warrants of Continental. Consummation of the Continental Merger, which will be accounted for as a pooling of interests business combination, is subject to approval by Continental's stockholders and other customary closing conditions, including receipt of regulatory approval. Certain stockholders of Continental, representing approximately 25% of Continental's outstanding common stock, have granted irrevocable proxies to the Company to vote their shares in favor of the transaction, which is expected to close during the fourth quarter of 1996.



     Termination of Agreement to Acquire ADT Limited. In September 1996, the Company announced that the Agreement and Plan of Amalgamation, dated as of July 1, 1996 and amended as of July 15, 1996 (the "ADT Agreement"), by and among the Company, R.I./Triangle, Ltd. and ADT Limited, a Bermuda corporation ("ADT"), which provided for the acquisition of ADT by the Company, had been terminated by mutual agreement of the parties. In connection with the execution of the ADT Agreement, ADT granted to the Company a warrant to purchase 15,000,000 common shares of ADT at a purchase price of $20 per share, subject to certain antidilution adjustments. The warrant became exercisable upon the termination of the ADT Agreement and remains exercisable until March 1997. Pursuant to the terms of the warrant, ADT has granted to the Company certain registration rights with respect to the common shares of ADT issuable to the Company upon exercise of the warrant.


     No assurance can be given that the AutoNation Merger, the Continental Merger or the Addington Merger will be consummated.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     Certain statements and information under the captions "The Company," and "Risk Factors," and elsewhere in this Prospectus (including documents incorporated herein by reference, see "Incorporation of Certain Documents by Reference"), constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in the Company's existing and potential future lines of business; the ability to integrate and successfully operate acquired businesses and the risks associated with such businesses; the ability to obtain financing on acceptable terms to finance the Company's growth strategy and for the Company to operate within the limitations imposed by financing arrangements; and other factors referenced in this Prospectus. See "Risk Factors."

                                 RISK FACTORS

     AN INVESTMENT IN THE SHARES BEING OFFERED HEREBY INVOLVES A SIGNIFICANT DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE SHARES SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING AN INVESTMENT IN THE COMPANY.



     Uncertainties in Integrating Operations and Achieving Cost Savings. The Company, Addington, Continental and AutoNation are large enterprises, with operations in different markets. The success of any business combination, including each of the Pending Republic Acquisitions, is in part dependent on the ability following the transaction to consolidate operations, integrate departments, systems and procedures and thereby obtain business efficiencies, economies of scale and related cost savings. The consolidation of operations, the integration of departments, systems and procedures and the relocation of staff present significant management challenges. The challenges posed may be particularly significant because integrating the Pending Republic Acquisitions must be addressed contemporaneously. There can be no assurance that future consolidated results will improve as a result of the Pending Republic Acquisitions, or as to the timing or extent to which cost savings and efficiencies will be achieved.



     Consummation of Pending Republic Acquisitions; Dilution. While management of the Company remains committed to consummating each of the Pending Republic Acquisitions, there can be no assurance that the consents and approvals required for each of such acquisitions will be obtained, that the other conditions necessary for the consummation of such acquisitions will be satisfied or that such acquisitions will otherwise be consummated. The issuance of additional shares of Common Stock upon closing of the Pending Republic Acquisitions, upon exercise of warrants or options, or upon completion of other acquisitions or business combinations, may have a dilutive effect on earnings per share and will have a dilutive effect on the voting rights of the holders of Common Stock. Assuming the consummation of each of the Pending Republic Acquisitions, the current stockholders of each of the following companies will own approximately the following percentages of the outstanding shares of Common Stock: Republic (81.4%); AutoNation (7.5%); Continental (5.1%); and Addington (6.0%).



     Control of the Company. As of June 30, 1996, H. Wayne Huizenga, Chairman of the Board and Chief Executive Officer of Republic, Michael G. DeGroote, Vice Chairman of the Board of Republic, Harris W. Hudson, a Director and the President of Republic (and Mr. Huizenga's brother-in-law), and John J. Melk, a Director of Republic, beneficially owned an aggregate of approximately 83,613,179 shares of Common Stock (including shares beneficially owned by certain of their spouses, with respect to which they each respectively disclaim beneficial ownership, and including warrants and options exercisable within 60 days of June 30, 1996 for an aggregate of 29,730,622 shares of Common Stock), or an aggregate of approximately 39% of the issued and outstanding shares of Common Stock (assuming the exercise of all warrants and options exercisable within 60 days of June 30, 1996 owned by such persons). Messrs. Huizenga, DeGroote, Hudson and Melk acting together are, and, after the Pending Republic Acquisitions are consummated, will be, able to exert considerable influence over the election of the Company's directors and the outcome of corporate actions requiring stockholder approval.

     Dependence on Key Personnel. The Company's future success depends to a significant extent on its management team. The loss of the services of any of the members of its management team, in general, or Mr. Huizenga in particular (whether such loss is through resignation or otherwise), could have a material adverse effect on the Company's business, financial condition and future prospects.



     Possible Depressing Effect of Future Sales of the Company's Common
Stock. Future sales of the Shares, or the perception that such sales could occur, could adversely affect the market price of the Company's Common Stock. There can be no assurance as to when, and how many of, the Shares will be sold and the effect such sales may have on the market price of the Company's Common Stock. Since August 1995 and as of June 30, 1996, Republic has registered for sale, from time to time on a continuous basis under several shelf registration statements, by certain selling stockholders an aggregate of 177,983,456 shares of the Company's Common Stock. In addition, Republic intends to continue to issue the Company's Common Stock in connection with certain of its acquisitions or in other transactions. Such securities may be subject to resale restrictions in accordance with the Securities Act and the regulations promulgated thereunder. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold to the public. In the event of the issuance and subsequent resale of a substantial number of shares of the Company's Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of the Company's Common Stock.



     Limited Operations in Automotive Businesses. The Company has a limited history of operations in vehicle retailing and related businesses. Prior to its acquisition of CarChoice in August 1996, the Company had no history of operations in the used vehicle retailing industry. The Company currently anticipates that it will, through acquisitions, including the acquisition of AutoNation, rapidly expand its operations in new and used vehicle retailing and related businesses. Operations of CarChoice and AutoNation did not generate revenue until 1996. CarChoice operates two used vehicle superstores and AutoNation operates three ValuStop(TM) used vehicle stores, and neither CarChoice nor AutoNation has operated profitably since inception. AutoNation is developing a chain of vehicle retailing megastores and anticipates opening its first AutoNation USA(TM) megastore in the fourth quarter of 1996. The success of the Company's aggressive development plans in the vehicle retailing business is dependent on a number of factors including, but not limited, to economic conditions, competitive environment, adequate capital, accurate site selection, supply of new and used vehicles, consumer acceptance of the megastore concept in vehicle retailing, vehicle manufacturers' approval and control over new vehicle dealer franchises, and the building of brand recognition. There can be no assurance that the Company will be successful in the vehicle retailing industry or in any related automotive industries which it enters.



     Need for Substantial Additional Capital. The Company's strategy is to aggressively grow as a diversified company by acquiring and integrating existing solid waste collection, disposal and recycling companies, electronic security services companies, vehicle retailing and related automotive businesses, and companies in other lines of business, as well as through internal growth in such industries. As of September 30, 1996, the Company had substantially no debt and had approximately $150 million in cash available for general corporate purposes as well as a $250 million credit facility (which presently has no outstanding borrowings). The Company believes that additional capital may be necessary to fully capitalize on acquisition and expansion opportunities that may become available to the Company. There can be no assurance that additional financing will be available on a timely basis, if at all, or that it will be available on terms acceptable to the Company. In the event that adequate financing is not available or is not available in the amounts or on terms acceptable to the Company, the implementation of the Company's acquisition and expansion strategy could be impeded.



     Impediments to Completing Future Acquisitions. The Company's future growth strategy depends on its ability to identify and acquire appropriate solid waste collection, disposal and recycling companies, electronic security services companies, vehicle retailing and related automotive companies, and companies operating in other lines of business, to integrate the acquired operations effectively and to increase its market share in such businesses. A number of the Company's competitors are better known companies, with significantly greater financial resources. There can be no assurance that the Company will be able to identify viable acquisition candidates, that any identified candidates will be acquired, that acquired companies will be effectively integrated to realize expected efficiencies and economies of scale, or that any such acquisitions will prove to be profitable. Acquisition of companies requires the expenditure of sizeable amounts of capital, and the intense competition among companies pursuing similar acquisitions may further increase such capital requirements. In the event that acquisition candidates are not identifiable or acquisitions are prohibitively costly, the Company may be forced to alter its future growth strategy. As the Company continues to pursue its acquisition strategy in the future, its stock price, financial condition and results of operations may fluctuate significantly from period to period.



     Risks Associated with Acquisitions. There may be liabilities which the Company fails or is unable to discover in the course of performing due diligence investigations on each company or business it seeks to acquire, including liabilities arising from non-compliance with certain federal, state or local environmental laws by prior owners, and for which the Company, as a successor owner, may be responsible. The Company generally seeks to minimize its exposure to such liabilities by obtaining indemnification from each former owner, which may be supported by deferring payment of a portion of the purchase price. However, there is no assurance that such indemnifications, even if obtainable, enforceable and collectible (as to which there also is no assurance), will be sufficient in amount, scope or duration to fully offset the possible liabilities arising from the acquisitions.



     Environmental Regulation. The collection and disposal of solid waste, operation of landfills and rendering of related environmental services are subject to certain federal, state and local requirements which regulate health, safety, environment, zoning and land-use. Operating permits are generally required for landfills and certain collection vehicles, and these permits are subject to revocation, modification and renewal. It may be necessary to expend considerable time, effort and money to bring the Company's existing or acquired facilities into compliance with applicable requirements and to obtain the permits and approvals necessary to increase their capacity. Applicable requirements are enforceable by injunctions and fines or penalties, including criminal penalties. These regulations are administered by the United States Environmental Protection Agency ("EPA") and various other federal, state and local environmental and health and safety agencies and authorities, including the Occupational Safety and Health Administration ("OSHA") of the United States Department of Labor. In addition, certain of the Company's waste disposal operations that traverse state boundaries could be adversely affected if the federal government or the state in which a landfill is located limits or prohibits, imposes discriminatory fees on, or otherwise seeks to discourage the disposal, within state boundaries, of waste collected outside of the state.



     The Solid Waste Disposal Act ("SWDA"), as amended by the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and the regulations promulgated thereunder establish a framework for regulating the storage, collection and disposal of non-hazardous solid wastes. Subtitle D of RCRA establishes a framework for regulating the disposal of municipal solid wastes. In October 1991, the EPA imposed minimum federal comprehensive solid waste management criteria and guidelines, on, among other things, location restrictions, facility design and operating criteria, closure and post-closure requirements, groundwater monitoring requirements and corrective action standards, many of which had not previously been in effect or enforced. Compliance with Subtitle D regulations has resulted in significant increases in costs. If environmental laws become more stringent, the Company's environmental capital expenditures and costs for environmental compliance may increase in the future. In addition, due to the possibility of unanticipated factual or regulatory developments, the amounts and timing of future environmental expenditures could vary substantially from those currently anticipated.



     The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), imposes liability for damages and the cleanup of sites from which there is a release or threatened release of a hazardous substance into the environment on, among others, the current and former owners and operators of such sites. Liability under CERCLA can be founded upon the release or threatened release, even as a result of unintentional and non-negligent action, of thousands of hazardous substances, including very small quantities of such substances. More than 20% of the sites on the EPA's National Priorities List which require remediation under CERCLA are solid waste landfills which ostensibly never received any hazardous wastes. Thus, even if the Company's landfills or other properties which the Company or companies it acquires may have owned or operated have never received hazardous wastes, it is possible that one or more hazardous substances may have come to be located there. The Company could be liable under CERCLA for the cost of cleaning up such hazardous substances at the sites and for damages to natural resources, even if those substances were deposited at the Company's facilities before the Company acquired or operated them. CERCLA liability may also attach to the Company with regard to facilities owned or operated by third parties where the Company arranged for disposal or treatment of hazardous substances at, or transportation of hazardous substances to, such a facility, or where the Company was the waste transporter who selected such facility for treatment or disposal of hazardous substances. The costs of a CERCLA cleanup can be significant. Given the difficulty of obtaining insurance for environmental impairment liability, such liability could have a material impact on the Company's business, financial condition and future prospects.



     The Company currently carries site-specific pollution liability insurance (for a majority of its facilities), contractors' pollution liability insurance and professional liability insurance. However, these insurance policies are limited in scope and coverage. As a result, there can be no assurance that the level or breadth of such insurance coverages will be sufficient to fully cover potential claims. In addition, such insurance is becoming increasingly expensive and difficult to obtain. There can be no assurance that adequate insurance coverage will be available in the future at an acceptable cost, if at all, or in sufficient amounts to protect the Company against liabilities. The obligation to pay any environmental damages claim in excess of the Company's insurance coverage could have a material adverse effect on the business, financial condition and future prospects of the Company.



     "False" Alarm Ordinances. The Company believes that approximately 95% of alarm activations that result in the dispatch of police or fire department personnel are not emergencies, and thus are "false" alarms. Significant concern has arisen in certain municipalities about this high incidence of "false" alarms. Recently, a trend has emerged on the part of local governmental authorities to address such concern by adopting various measures aimed at reducing the number of "false" alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting "false" alarms; (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of "false" alarms; (iii) imposing fines on alarm subscribers for "false" alarms; (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of "false" alarms; and/or (v) requiring further verification of an alarm signal before the police will respond. Enactment of such measures could adversely affect the Company's electronic security services business and operations. In addition, as a result of high incidence of "false" alarms, the police may, in general, become less responsive to alarm activations. The continuation of such trend, or perception by the public of such trend, may make home security systems less attractive to consumers, which could, in turn, have an adverse effect on the Company's electronic security services business and operations.



     Risks of Pending and Future Legal Proceedings. In addition to the costs of complying with environmental regulations, waste management companies generally will continue to be involved in legal proceedings in the ordinary course of business. Government agencies may seek to impose fines on the Company for alleged failure to comply with laws and regulations or to deny, revoke or impede the renewal of the Company's permits and licenses. In addition, such governmental agencies as well as surrounding landowners, may claim that the Company is liable for environmental damages. Citizen's groups have become increasingly active in challenging the grant or renewal of permits and licenses, and responding to such challenges has further increased the costs associated with establishing new facilities or expanding current facilities. A significant judgment against the Company, the loss of a significant permit or license or the imposition of a significant fine could have a material adverse effect on the Company's business, financial condition and future prospects. The Company is currently a party to various legal proceedings as well as environmental proceedings which have arisen in the ordinary course of its business. No assurance can be given with respect to the outcome of these legal and environmental proceedings and the effect such outcomes may have on the Company. Unfavorable resolution of any matter individually or in the aggregate could have a material adverse effect on the Company's business, financial condition and future prospects.



     Seasonality. The Company believes that its collection and landfill operations can be adversely affected by protracted periods of inclement weather which could delay the development of landfill capacity or the transfer of waste and/or reduce the volume of waste generated. The Company also believes that its vehicle retail operations could be adversely affected by protracted periods of inclement weather. There can be no assurance that protracted periods of inclement weather will not have a material adverse effect on the Company's business, financial condition and future prospects.

     Competitive Environment. The solid waste industry, the electronic security services industry, and the vehicle retailing industry, are all changing as a result of rapid consolidation and highly competitive environments. The future success of the Company will be affected by such changes, the nature of which cannot be forecast with certainty. There can be no assurance that such developments will not create additional competitive pressures on some or all of the Company's businesses.



     The solid waste industry in North America is led by several large national waste management companies and numerous regional and local companies, all of which contribute to the high level of competition. Some of these companies have significantly greater financial and operational resources and more established market positions than the Company. In addition, the Company must often compete with municipalities that maintain their own waste collection and landfill operations and often have financial advantages due to the availability to municipalities of tax revenues and tax-exempt financing. Furthermore, alternatives to landfill disposal (such as recycling, incinerating and composting) are increasingly competing with landfills. There also has been an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. This may result in the volume of waste going to landfills being reduced in certain areas, which may affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. In addition, most of the states in which the Company operates landfills have adopted plans or requirements which set goals for specified percentages of certain solid waste items to be recycled. Implementation and adoption of such plans or requirements could have a material adverse effect on the Company's business, financial condition and future prospects. There can be no assurance that the Company will be able to compete effectively in the solid waste industry.



     The security alarm industry is highly competitive and highly fragmented. The electronic security services business of the Company competes with several large national companies as well as numerous smaller regional and local companies. Furthermore, new competitors are continuing to enter the industry. Certain of the Company's competitors have greater financial and other resources than the Company. Given this competitive business environment, there can be no assurance that the operations of the Company will be able to compete effectively in this industry. The existing subscriber base of the Company's electronic security services business is geographically concentrated in certain metropolitan areas primarily located in Florida, Colorado, Illinois and Maryland. Accordingly, the performance of this business segment may be adversely affected by regional or local economic conditions or regulations. The Company may from time to time make acquisitions in regions outside of its current operating areas. In order for the Company to expand successfully into a new area, the Company must obtain a sufficient number and density of subscriber accounts in such area to support the additional investment required when expanding to a new geographic area. There can be no assurance that an expansion into new geographic areas would generate operating profits.



     The vehicle retailing industry in the United States is highly fragmented and competitive, and is in the early stages of consolidation. The Company believes that there is no used vehicle retailer currently operating a national chain of outlets. In addition to AutoNation and CarChoice, several other companies have announced plans to roll out national chains of used vehicle megastores over the next few years. These include CarMax, which is a division of Circuit City Inc., and Driver's Mart, which is owned by several large new vehicle dealers. In addition, several franchised new vehicle dealers, which have significant used vehicle operations, have recently filed registration statements to conduct initial public offerings of their securities, with proceeds targeted to be used for acquisitions of other dealers. Some of these competitors in the new and used vehicle retailing industry have significantly greater financial and operational resources and more established market positions than the Company. There can be no assurance that the Company will be able to compete effectively in the vehicle retailing industry or related automotive businesses.

                                USE OF PROCEEDS

     This Prospectus relates to Shares being offered and sold for the accounts of the Selling Stockholders. This Prospectus also may be used, with the Company's prior consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will not receive any proceeds from the sale of the Shares but will pay all expenses related to the registration of the Shares. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder, the aggregate number of shares of Common Stock beneficially owned by each Selling Stockholder as of September 30, 1996 and the aggregate number of shares of Common Stock registered hereby that each Selling Stockholder may offer and sell pursuant to this Prospectus. All of the 4,616,530 Shares offered are issued and outstanding as of the date of this Prospectus. Because the Selling Stockholders may sell all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Common Stock that each Selling Stockholder may retain upon completion of the Offering. To the knowledge of the Company, none of the Selling Stockholders has any material relationship with the Company except as set forth in the footnotes to the following table.


                                                             SHARES BENEFICIALLY   SHARES TO BE OFFERED
                                                                 OWNED PRIOR          FOR THE SELLING
                  SELLING STOCKHOLDER                          TO THE OFFERING     STOCKHOLDER'S ACCOUNT
--------------------------------------------------------     -------------------   ---------------------
Johannes Willenpart(1).................................             556,486                 556,486
Julius J. Rutili(2)....................................             591,676                 591,676
Brownlow L. Hyder(3)(4)................................             352,842                 352,842
David B. Hyder(3)......................................             240,434                 240,434
James M. Griffin(3)....................................              43,884                  43,884
Carroll James Short....................................              37,624                  37,624
Sandra H. Addertion....................................               6,486                   6,486
Kristi L. Hyder........................................               6,486                   6,486
Iris Agajanian.........................................              84,002                  84,002
Daniel Agajanian.......................................             252,006                 252,006
Robert J. Gallio(6)....................................              64,864                  64,864
William J. Gallio(6)...................................             145,009                 145,009
Robert J. Gallio, TTEE u/PRW Tr dtd 12/29/89...........              60,667                  60,667
Robert J. Gallio, TTEE u/Decedent's Tr under
  the Gallio Family Trust dtd 3/11/68 (as amended in
  its entirety)........................................             490,849                 490,849
Patricia A. DelGiorgio, TTEE of the DelGiorgio
  Charitable Remainder Unitrust dtd 8/21/96............              70,000                  70,000
Robert J. Gallio, TTEE of the Gallio
  Charitable Remainder Unitrust dtd 8/19/96............              70,000                  70,000
Patricia Ann DelGiorgio(6).............................              64,865                  64,865
Gallio Family, L.P.....................................             358,154                 358,154
James H. Alexander(7)..................................             101,949                 101,949
Edward Dusty Rhodes(8).................................             220,624                 220,624
A.L. Rhodes(8).........................................             661,871(9)              661,871(9)
Robert Glenn Burgess(10)...............................              67,876                  67,876
Leon A. Burgess(10)....................................              67,876                  67,876
                                                                 ----------               ---------
TOTAL..................................................           4,616,530               4,616,530
                                                                 ==========               =========

---------------

(1) Johannes Willenpart served as an officer of Austronics Security Systems, Inc. prior to the Company's acquisition of Austronics Security Systems, Inc. on May 28, 1996 and no longer serves as an officer thereof.

(2) Julius J. Rutili served as an officer of Forest Security System, Inc. prior to the Company's acquisition of Forest Security Systems, Inc. on May 29, 1996 and continues to serve as an officer thereof.

(3) Brownlow L. Hyder, David B. Hyder and James M. Griffin, each served as officers of one or more of Hyder Waste Container, Inc. and Recycling Concepts, Inc. (collectively, the "Hyder Companies") prior to the Company's acquisition of the Hyder Companies on May 31, 1996.

(4) Of these shares, 21,429 are held by Commonwealth Land Title Co. of North Carolina as intermediary for Brownlow L. Hyder.

(5) Of these shares, 21,429 are held by Commonwealth Land Title Co. of North Carolina as intermediary for David B. Hyder.

(6) Robert J. Gallio, William J. Gallio and Patricia Ann DelGiorgio served as officers of one or more of M-G Disposal Service, Inc., Solid Waste Equipment Maintenance, Inc., WP Service, Inc., ET Leasing and Oillag Company (collectively, the "M-G Disposal Companies") prior to the Company's acquisition of the M-G Disposal Companies on May 31, 1996, and no longer serve as officers thereof.


(7) James H. Alexander is currently an officer of one of the M-G Disposal Companies.

(8) Edward Dusty Rhodes and A.L. Rhodes served as officers of Charter Waste Management Corporation, Inc. prior to the Company's acquisition of Charter Waste Management Corporation, Inc. on June 27, 1996. Edward Dusty Rhodes continues to serve as an officer thereof and A.L. Rhodes no longer serves as an officer thereof.

(9) Of these shares, 441,247 are held by A.L. Rhodes as trustee of The West Texas K Trust, dated February 27, 1990.

(10) Robert Glenn Burgess and Leon A. Burgess each served as an officer of Burgess's Refuse Removal Service, Inc. prior to the Company's acquisition of Burgess's Refuse Removal Service, Inc. on June 28, 1996, and they continue to serve as officers thereof.


                              PLAN OF DISTRIBUTION

     The Selling Stockholders or pledgees may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on Nasdaq, privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in a combination of such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.
Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use.

     The Selling Stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for a period of [nine] business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. Each Selling Stockholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                          DESCRIPTION OF CAPITAL STOCK

     The Second Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") authorizes capital stock consisting of 500,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock ("Preferred Stock"). There were 185,297,663 shares of Common Stock, and no shares of Preferred Stock, issued and outstanding as of June 30, 1996. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     Common Stock. The holders of shares of Common Stock have equal pro rata rights to dividends if, as and when declared by the Company's Board of Directors; do not have any preemptive subscription or conversion rights; and have one vote per share on all matters upon which the stockholders of the Company may vote at all meetings of stockholders. There are no redemption or sinking fund provisions applicable to the Common Stock. The holders of the Common Stock of the Company do not have cumulative voting rights. As a result, the holders of a majority of the shares voting for the election of directors can elect all the members of the Board of Directors.

     Preferred Stock. No shares of Preferred Stock are currently outstanding. The Board of Directors is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rate, conversion rights, voting rights, redemption rights and terms, liquidation preferences, the number of shares constituting the series, the designation of such series and such other rights, qualifications, limitations or restrictions as the Board of Directors may determine. The Board of Directors could, without shareholder approval, issue Preferred Stock with voting rights and other rights that could adversely affect the voting power of holders of Common Stock and such stock could be used to prevent a hostile takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.

     Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation was amended on November 28, 1995 to (i) change the Company's corporate name to Republic Industries, Inc., and (ii) to eliminate all provisions relating to classes of the Board of Directors. The directors of the Company are elected each year at the annual meeting of the shareholders for terms of one year and until their successors are elected and qualified; existing directors may nominate and elect qualified persons to fill vacancies on the Board of Directors. The Certificate of Incorporation was amended on May 15, 1996 to increase the number of authorized shares of Common Stock to 500,000,000 from 350,000,000. The Company's Bylaws provide that directors may be removed for cause by vote of two-thirds of the other directors or by vote of a majority of stockholders, and may be removed without cause by the vote of a majority of stockholders at a meeting called for such purpose.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank.

                           LEGAL MATTERS AND EXPERTS

     The validity of the Shares offered hereby will be passed upon for the Company by Richard L. Handley, Senior Vice President and General Counsel of the Company. Mr. Handley beneficially owns 38,446 shares of Common Stock as of the date of this Prospectus.

     The consolidated financial statements and schedule, supplemental consolidated financial statements and schedule and consolidated financial statements and schedule (restated) for the Company as of December 31, 1995 and 1994; the combined financial statements of Hudson Management Corporation and subsidiaries and Envirocycle Inc. as of September 30, 1994 and 1993; and the combined financial statements of Denver Alarm and Schaubach as of December 31, 1995, all incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) all other reports filed pursuant to
Section 13(a) or 15(d) of the Exchange Act since December 31, 1995, specifically including the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, the Company's Current Reports on Form 8-K dated February 14, 1996, February 27, 1996 (as amended on Form 8-K/A dated February 27, 1996), March 29, 1996, May 8, 1996, May 9, 1996 (as amended on Form 8-K/A dated May 9, 1996), May 15, 1996, May 20, 1996, May 31, 1996, June 12, 1996,
June 25, 1996, June 27, 1996, July 1, 1996 (as amended on Form 8-K/A dated July 1, 1996), July 15, 1996 and September 30, 1996; (iii) the Company's Proxy Statement dated April 19, 1996 relating to the 1996 Annual Meeting of Stockholders held May 10, 1996; and (iv) the Company's Current Report on
Form 8-K/A dated September 26, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS OR INFORMATION REFERRED TO ABOVE THAT HAS BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO RICHARD L. HANDLEY, SECRETARY, REPUBLIC INDUSTRIES, INC., 200 EAST LAS OLAS BOULEVARD, SUITE 1400, FT. LAUDERDALE, FLORIDA 33301, TELEPHONE: (954) 627-6000.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the estimated expenses payable by the Registrant in connection with the filing of this Registration Statement. All of such expenses, other than the filing fee for the Commission, are estimates.

 Securities and Exchange Commission Filing Fee . . . . . . . . . . . . . . . . . . . .    $33,728.53

 Printing and Engraving Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 5,000.00

 Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $10,000.00

 Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $40,000.00

 Blue Sky Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 1,000.00
                                                                                          ----------
   Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $89,728.53
                                                                                          ==========

____________________________


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Certificate of Incorporation of the Company entitles the Board of Directors to provide for indemnification of directors and officers to the fullest extent provided by law, except for liability (i) for any breach of director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

        Article VII of the Bylaws of the Company provide that to the fullest extent and in the manner permitted by the laws of the State of Delaware and specifically as is permitted under Section 145 of the General Corporation Law of the State of Delaware, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

        The Bylaws provide that any decision as to indemnification shall be made: (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (b) if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by the stockholders. The Board of Directors may authorize indemnification of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer. The Company may purchase and maintain insurance on behalf of any person who is or was a director or officer.

        Further, the Bylaws provide that the indemnity provided will be extended to the directors, officers, employees and agents of any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the Bylaws with respect to the resulting or surviving corporation as he/she would have with respect to such constituent corporation if its separate existence had continued.

        Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

ITEM 16. EXHIBITS

The following exhibits are filed as part of this Registration Statement:

NUMBER     EXHIBIT DESCRIPTION
------     -------------------

 3.1 Second Amended and Restated Certificate of Incorporation of Republic Industries, Inc. (incorporated by reference from
           Exhibit 3.1 to the Company's Post-Effective Amendment No. 3 to Registration Statement on Form S-1, file number 33-63209).


 5.1*      Opinion of Counsel as to the validity of the Shares.

23.1*      Consent of Counsel (included in Exhibit 5.1 above).

23.2*      Consent of Arthur Andersen LLP


------------------------------

*  PREVIOUSLY FILED.

ITEM 17. UNDERTAKINGS.

        (a)      The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                  i)      To include any prospectus required by
                                  Section 10(a)(3) of the Securities Act;

                                  ii)     To reflect in the prospectus any
                                  facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

                                  iii)    To include any material information
                                  with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
                 Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on October 2, 1996.

                           REPUBLIC INDUSTRIES, INC.

                           By:  /s/ H. Wayne Huizenga
                               -----------------------------
                               H. Wayne Huizenga
                               Chairman of the Board and
                               Chief Executive Officer



        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated on October 2, 1996.

               SIGNATURE                                 TITLE
               ---------                                 -----
 /s/ H. Wayne Huizenga                  Chairman of the Board and
 -------------------------------------  Chief Executive Officer
 H. Wayne Huizenga                      (Principal Executive Officer)

 /s/ Harris W. Hudson
 -------------------------------------  President and Director
 Harris W. Hudson

 /s/ Michael R. Carpenter
 -------------------------------------  Vice President and Controller
 Michael R. Carpenter                   (Principal Accounting and Principal Financial Officer)

 /s/ Michael G. DeGroote                Vice Chairman of the Board
 -------------------------------------
 Michael G. DeGroote

 /s/ J.P. Bryan                         Director
 -------------------------------------
 J.P. Bryan

 /s/ Rick L. Burdick                    Director
 -------------------------------------
 Rick L. Burdick

 /s/ George D. Johnson, Jr.             Director
 -------------------------------------
 George D. Johnson, Jr.

 /s/ John J. Melk                       Director
 -------------------------------------
 John J. Melk

                                EXHIBIT INDEX


NUMBER            EXHIBIT DESCRIPTION
------            -------------------
[S]               [C]
 3.1              Second Amended and Restated Certificate of Incorporation of
                  Republic Industries, Inc. (incorporated by reference from
                  Exhibit 3.1 to the Company's Post-Effective Amendment No. 3 to Registration Statement on Form S-1, file number 33-63209).

 5.1*             Opinion of Counsel as to the validity of the Shares.

23.1*             Consent of Counsel (included in Exhibit 5.1 above).

23.2*             Consent of Arthur Andersen LLP

------------------

* PREVIOUSLY FILED.